Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Chris Manuel

Vice President of Investor Relations

567-336-2600

Chris.Manuel@o-i.com

O-I GLASS REPORTS FULL YEAR AND FOURTH QUARTER 2019 RESULTS

PERRYSBURG, Ohio (February 4, 2020) – O-I Glass, Inc. (NYSE: OI) today reported financial results for the full year and fourth quarter ended Dec. 31, 2019.

“O-I’s 2019 earnings were in line with our most recent guidance and cash flows exceeded expectations. We made significant progress during the second half of the year, ending on a positive note despite a very challenging start to 2019,” said Andres Lopez, CEO.

“As we enter 2020, we are taking bold structural actions to improve O-I’s business fundamentals. We are optimizing the company’s business portfolio and capital structure through accretive acquisitions and divestitures of assets that are not core to our strategy. Likewise, our recent corporate modernization effort, which rebranded the company as O-I Glass, supported January’s actions to establish a final, certain and equitable resolution of our legacy asbestos-related claims liabilities. We are focused on improving our operating performance with key turnaround initiatives including revenue optimization, factory performance and cost transformation. Furthermore, we intend to revolutionize glass, supported by our new MAGMA technology and leveraging glass’s clear advantages as a highly sustainable packaging choice. The combination of these efforts will drive improved operating performance and cash flow generation in 2020 and beyond,” said Lopez.

Comments

•  For the full year 2019, the company recorded a loss from continuing operations of $2.56 per share, compared with earnings of $0.89 per share (diluted) in 2018. Both periods included items management considers not representative of ongoing operations.

•  Excluding certain items management considers not representative of ongoing operations, 2019 adjusted earnings1 were $2.24 per share, compared with the prior year of $2.72 per share. Current year results were in line with the company’s guidance of $2.20 to $2.25 per share.

1 Adjusted earnings per share, adjusted free cash flow, free cash flow and segment operating profit are each non-GAAP financial measures. See tables included in this release for reconciliations to the most directly comparable GAAP measures.

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•  Cash provided by continuing operating activities for 2019 was $408 million, compared with $793 million for 2018. Adjusted free cash flow1 for 2019 was $133 million, which solidly exceeded the company’s expectation of approximately $100 million, compared with $362 million for 2018.

•  2019 Key Accomplishments:

-  O-I continued to optimize its business portfolio and capital structure. The addition of Nueva Fanal further aligned O-I to the growing premium beer category in Mexico. As part of the company’s ongoing tactical divestiture program, O-I sold its interest in a soda ash joint venture with proceeds used to reduce debt. O-I also advanced its strategic portfolio review to improve the company’s competitive position and create shareholder value. This review includes the evaluation of alternatives for O-I’s Australia and New Zealand operations which the company expects to resolve by mid-2020. Following refinancing activities, including the first high-yield industrial Green Bond by a U.S. issuer, the company has significantly improved liquidity, reduced interest costs and extended near term maturities.

-  In December 2019, the company completed a corporate modernization effort which resulted in the creation of O-I Glass, the new public company. In January 2020, Paddock Enterprises, LLC, a new subsidiary containing all of the company’s legacy asbestos-related claims liabilities, voluntarily filed for Chapter 11 relief with the aim of establishing a final, certain and equitable resolution for the company’s asbestos-related claims liabilities. This action does not include O-I Glass or any of its operating subsidiaries which continue to operate business as usual.

- O-I is driving profitable growth with key strategic customers supported by capacity expansion initiatives across South America and Europe.

- The company has initiated several turnaround portfolio initiatives to improve operating performance. The company has identified over $150 million of benefits over the next 3 years, and is targeting between $35 and $50 million of net benefits in 2020.

- The first commercial products were delivered utilizing the company’s new MAGMA technology. Building from this important milestone, the company announced the deployment of MAGMA to its second location at Holzminden, Germany which should start production in the second half of 2020.

• On February 4, 2020, the company’s Board of Directors declared a quarterly cash dividend of $0.05 per share, payable on March 16, 2020, to stockholders of record as of the close of business on February 28, 2020.

• O-I expects full year 2020 adjusted earnings will be approximately $2.10 – $2.25 per share. Cash provided by continuing operating activities is expected to exceed $650 million and free cash flow1 should approximate or exceed $300 million.

Full Year 2019 Results

Full year net sales were $6.7 billion compared to $6.9 billion in 2018. Higher selling prices increased revenue $176 million reflecting a 2.6 percent increase in average selling prices on a global basis. However lower shipments negatively impacted sales by $96 million as sales volume in tonnes declined 0.6 percent. Sales volumes reflected the net effect of a 1.7 percent decline in organic sales volumes and the benefit of Nueva Fanal. Unfavorable foreign currency translation reduced net sales by $239 million compared to 2018.

1 Adjusted earnings per share, adjusted free cash flow, free cash flow and segment operating profit are each non-GAAP financial measures. See tables included in this release for reconciliations to the most directly comparable GAAP measures.

2

Segment operating profit was $841 million in 2019, compared with $945 million in the prior year.

•	Americas: Segment operating profit in the Americas was $495 million in 2019 compared with $585 million in 2018. Lower earnings primarily reflected incremental operating costs which more than offset the benefit from higher selling prices (net of cost inflation) and higher sales volumes. Total sales volumes in tonnes improved 0.4 percent as additional shipments attributed to the Nueva Fanal acquisition in mid-2019 more than offset a modest decline in organic sales volumes primarily due to lower demand in the North American beer category. Operating costs were unfavorably impacted by increased operating complexity following mix changes in North America, incremental costs to commission new capacity and market-related production downtime to balance supply with lower organic sales volumes. Earnings were also unfavorably impacted by foreign currency translation and temporary items that benefited 2018 but did not repeat in 2019, including a favorable resolution on indirect tax matters in Brazil.

•	Europe: Segment operating profit in Europe was $317 million in 2019 compared with $316 million in 2018. Reflecting Europe’s focus on improving mix, sales benefited from higher selling prices (net of cost inflation), which more than offset the unfavorable impact of lower sales volume and slightly higher operating costs. Sales volumes in tonnes declined 1.8 percent and were negatively impacted by weather-related factors in mid-2019 as well as capacity constraints across the network. Earnings were also unfavorably impacted by foreign currency translation and temporary items that benefited 2018, but did not repeat in 2019, including CO2 credit sales.

•	Asia Pacific: Segment operating profit in Asia Pacific was $29 million in 2019 compared with $44 million in 2018. Lower earnings primarily reflected a decline in selling prices, cost inflation and slightly lower shipments. Sales volume in tonnes declined 0.4 percent. Earnings also reflected unfavorable foreign currency translation.

Retained corporate and other costs were $97 million in 2019 compared with $106 million for 2018, reflecting efforts to mitigate costs and lower management incentive expense. Interest expense was $311 million in 2019 or $246 million after excluding $65 million of charges for note repurchase premiums, write-off of finance fees and third party fees, compared to interest expense of $261 million in 2018 or $250 million after excluding $11 million of charges for note repurchase premiums, write-off of finance fees and third party fees. The company’s effective tax rate was negative 45.2 percent in 2019 compared to 39.0 percent in 2018. Excluding items that management does not consider representative of ongoing operations, the effective tax rate was 25.7 percent in 2019, which was higher than 20.8 percent in 2018 primarily due to changes in regional earnings mix.

Cash provided by continuing operating activities was $408 million for 2019 and $793 million in 2018. After deducting cash payments for property, plant and equipment, and adding back asbestos-related payments, adjusted free cash flow was $133 million in 2019 and $362 million in 2018. Lower adjusted free cash flow reflected a decline in operating profit, unfavorable foreign currency translation and higher working capital levels which was partially offset by lower capital expenditures. $133 million of adjusted free cash flow in 2019 was favorable to O-I’s most recent guidance of approximately $100 million reflecting working capital management efforts in the second half of the year. Importantly, 2019 results were net of a $61 million decrease in accounts receivable factoring levels as the company rebalanced its overall liquidity position.

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Total debt was $5.6 billion at the end of 2019 compared to $5.3 billion in 2018. Net debt2 was $5.0 billion compared to $4.8 billion in the prior year and was favorable to the company’s most recent guidance of approximately $5.1 billion. At year-end 2019, O-I maintained approximately $2.0 billion in liquidity including cash and lines of credit.

In both 2019 and 2018, the company recorded several significant items impacting reported results as presented in the table entitled Reconciliation to Adjusted Earnings. Management considers these items not representative of ongoing operations and they are excluded from adjusted earnings. In 2019, the most significant items excluded from adjusted earnings were a $595 million non-cash charge for goodwill impairment of the North America reporting unit, $113 million for restructuring, asset impairment and other costs and $65 million of debt refinancing expense. Also excluded were $93 million of charges for a number of other items including corporate modernization expense, non-cash pension settlement charges and adjustments for asbestos-related liabilities. Asset sales resulted in $107 million of gains that were also excluded from 2019 adjusted earnings. In 2018, charges excluded from adjusted earnings reflected $125 million for asbestos-related liabilities, $74 million of non-cash pension settlement charges, and $102 million for restructuring, asset impairment and other charges, primarily related to the Americas region.

Fourth Quarter 2019 Results

Net sales in the fourth quarter of 2019 were $1.6 billion, flat to the prior year period. Higher selling prices increased revenue $42 million, reflecting a 2.6 percent increase in average selling prices on a global basis. However the net effect of shipments and mix changes negatively impacted sales by $5 million, as sales volume in tonnes increased 1.1 percent. Sales volumes reflected the benefit of Nueva Fanal which was partially offset by a 0.8 percent decline in organic sales volumes. Unfavorable foreign currency translation reduced net sales by $20 million compared to 2018.

For the fourth quarter 2019, the company recorded earnings from continuing operations of $0.20 per share (diluted), which compares with a loss from continuing operations of $0.79 per share (diluted) in the same period of 2018. Earnings from continuing operations before income taxes was $65 million in the quarter, compared with a loss of $105 million in the same period in the prior year. These figures include significant items that management considers not representative of ongoing operations.3

Excluding certain items management considers not representative of ongoing operations, adjusted earnings were $0.50 per share in the fourth quarter of 2019 compared to $0.61 per share in the prior year period. These results were at the high-end of the company’s most recent guidance range of $0.45 to $0.50. Compared to the prior year, earnings reflected higher selling prices (net of cost inflation) and higher shipments which more than offset elevated operating costs. However, results were negatively impacted by a number of other factors. Temporary items that benefited 2018 did not repeat in 2019. Likewise, the fourth quarter tax rate was elevated compared to the prior year due to a change in regional earnings mix and discrete tax items that benefited 2018 but did not repeat in 2019.

Segment operating profit was $200 million in the fourth quarter, compared to $211 million in the prior year fourth quarter.

2 Net Debt is defined as Total Debt less Cash. See tables included in this release for reconciliations to the most directly comparable GAAP measures.

3 See table entitled Reconciliation to Adjusted Earnings.

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•	Americas: Segment profit in the Americas was $115 million in 2019 compared to $127 million in the prior year. The benefit from higher selling prices (net of cost inflation) and higher sales volumes partially offset the impact of elevated operating costs. Total shipments in tonnes were up approximately 3.5 percent as organic volumes were about flat net of Nueva Fanal. Operating costs were elevated reflecting market-related downtime to rebalance supply with lower demand earlier in the year including two furnaces stopped during the fourth quarter. Earnings benefited from favorable foreign currency translation which mostly offset the unfavorable impact of temporary items that benefited 2018 but did not repeat in 2019.

•	Europe: Segment profit in Europe was $69 million in 2019 compared to $56 million in the prior year. Higher earnings reflected improved selling prices (net of cost inflation) which more than offset a modest decline in shipments. Sales volume in tonnes declined 1.8 percent as the region continued to focus on mix improvement. Earnings were also unfavorably impacted by foreign currency translation and temporary items that benefited 2018 but did not repeat in 2019.

•	Asia Pacific: Segment profit in Asia Pacific was $16 million in 2019 compared to $28 million in the prior year. Lower earnings reflected elevated operating costs and incremental cost inflation while selling prices remained flat. These factors were partially offset by a slight increase in shipments. Sales volume in tonnes increased 1.1 percent and elevated costs reflected market-related downtime to align supply with weaker than expected demand in China linked to macroeconomic pressures. Earnings also reflected unfavorable foreign currency translation.

2020 Outlook

O-I expects full year 2020 adjusted earnings will be in the range of $2.10 to $2.25 per share. This outlook assumes higher selling prices (net of cost inflation) as well as sales volumes that will be flat to up 2 percent supported by capacity expansion initiatives and a full year of Nueva Fanal. Likewise, the company expects improved operating costs reflecting several turnaround initiatives as well as footprint adjustments in North America that were taken in 2019 to address unfavorable trends in the beer category. While these factors should boost results in 2020, comparisons to 2019 will be impacted by temporary items that benefited 2019 but will not repeat in 2020, resetting management incentives and the loss of income from the recently divested soda ash joint venture.

Cash provided by continuing operating activities is expected to exceed $650 million in 2020. The outlook assumes capital expenditures of approximately $350 to $375 million and the suspension of all asbestos-related claims payments, pending final resolution. The Company anticipates 2020 free cash flow of approximately $300 million or higher.

This outlook assumes foreign currency rates as of the end of January 2020. The earnings and cash flow guidance ranges may not fully reflect uncertainty in macroeconomic conditions and currency rates, among other factors.

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Conference Call Scheduled for February 5, 2020

O-I CEO Andres Lopez and CFO John Haudrich will conduct a conference call to discuss the company’s latest results on Wednesday, February 5, 2020, at 8:00 a.m. EDT. A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the Webcasts and Presentations section.

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 7:50 a.m. EDT, on February 5, 2020. Ask for the O-I conference call. A replay of the call will be available on the O-I website, www.o-i.com/investors, for a year following the call.

Contact:     Sasha Sekpeh, 567-336-5128 – O-I Investor Relations

O-I news releases are available on the O-I website at www.o-i.com.

O-I’s first quarter 2020 earnings conference call is currently scheduled for Wednesday, April 29, 2020, at 8:00 a.m. EST.

About O-I Glass

At O-I Glass, Inc. (NYSE: OI), we love glass and we’re proud to make more of it than any other glass bottle or jar producer in the world. We love that it’s beautiful, pure and completely recyclable. With global headquarters in Perrysburg, Ohio, we are the preferred partner for many of the world's leading food and beverage brands. Working hand and hand with our customers, we give our passion and expertise to make their bottles iconic and help build their brands around the world. With more than 27,500 people at 78 plants in 23 countries, O-I has a global impact, achieving revenues of $6.7 billion in 2019. For more information, visit o-i.com.

Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures, which are measures of its historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. Management believes that its presentation and use of certain non-GAAP financial measures, including adjusted earnings, adjusted earnings per share, segment operating profit, segment operating profit margin, net debt, free cash flow and adjusted free cash flow, provide relevant and useful supplemental financial information, which is widely used by analysts and investors, as well as by management in assessing both consolidated and business unit performance. These non-GAAP measures are reconciled to the most directly comparable GAAP measures and should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

Adjusted earnings relates to net earnings from continuing operations attributable to the company, exclusive of items management considers not representative of ongoing operations because such items are not reflective of the company’s principal business activity, which is glass container production. Adjusted earnings are divided by weighted average shares outstanding (diluted) to derive adjusted earnings per share. Segment operating profit relates to earnings from continuing operations before interest expense (net), and before income taxes and is also exclusive of items management considers not representative of ongoing operations as well as certain retained corporate cost. Segment operating profit margin is segment operating profit divided by segment net sales. Net Debt is defined as gross debt less cash. Management uses adjusted earnings, adjusted earnings per share, segment operating profit, segment operating profit margin and net debt to evaluate its period-over-period operating performance because it believes this provides a useful supplemental measure of the results of operations of its principal business activity by excluding items that are not reflective of such operations. Adjusted earnings, adjusted earnings per share, segment operating profit, segment operating profit margin and net debt may be useful to investors in evaluating the underlying operating performance of the company’s business as these measures eliminate items that are not reflective of its principal business activity.

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Further, free cash flow relates to cash provided by continuing operating activities less additions to property, plant and equipment. Adjusted free cash flow relates to cash provided by continuing operating activities less additions to property, plant and equipment plus asbestos-related payments. Management has historically used adjusted free cash flow to evaluate its period-over-period cash generation performance because it believes this has provided a useful supplemental measure related to its principal business activity. Free cash flow and adjusted free cash flow may be useful to investors to assist in understanding the comparability of cash flows generated by the company’s principal business activity. It should not be inferred that the entire free cash flow or adjusted free cash flow amount is available for discretionary expenditures, since the company has mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure. Management uses non-GAAP information principally for internal reporting, forecasting, budgeting and calculating compensation payments.

The company routinely posts important information on its website – www.o-i.com/investors.

Forward-Looking Statements

This press release contains “forward-looking” statements related to O-I Glass, Inc. (“O-I Glass” or the “company”) within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements.

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It is possible that the company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) the company’s ability to obtain the benefits it anticipates from the Corporate Modernization, (2) risks inherent in, and potentially adverse developments related to, the Chapter 11 bankruptcy proceeding involving the company’s wholly owned subsidiary Paddock Enterprises, LLC (“Paddock”), that could adversely affect the company and the company’s liquidity or results of operations, including risks from asbestos-related claimant representatives asserting claims against the company and potential for litigation and payment demands against us by such representatives and other third parties, (3) the company’s ability to accurately estimate its total asbestos-related liability or to control the timing and occurrence of events related to outstanding asbestos-related claims, including but not limited to the company’s obligations to make payments to resolve such claims under the terms of its support agreement with Paddock, (4) the company’s ability to manage its cost structure, including its success in implementing restructuring or other plans aimed at improving the company’s operating efficiency and working capital management, achieving cost savings, and remaining well-positioned to address the company’s legacy liabilities, (5) the company’s ability to acquire or divest businesses, acquire and expand plants, integrate operations of acquired businesses and achieve expected benefits from acquisitions, divestitures or expansions, (6) the company’s ability to achieve its strategic plan, (7) foreign currency fluctuations relative to the U.S. dollar, (8) changes in capital availability or cost, including interest rate fluctuations and the ability of the company to refinance debt at favorable terms, (9) the general political, economic and competitive conditions in markets and countries where the company has operations, including uncertainties related to Brexit, economic and social conditions, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (10) the company’s ability to generate sufficient future cash flows to ensure the company’s goodwill is not impaired, (11) consumer preferences for alternative forms of packaging, (12) cost and availability of raw materials, labor, energy and transportation, (13) consolidation among competitors and customers, (14) unanticipated expenditures with respect to data privacy, environmental, safety and health laws, (15) unanticipated operational disruptions, including higher capital spending, (16) the company’s ability to further develop its sales, marketing and product development capabilities, (17) the failure of the company’s joint venture partners to meet their obligations or commit additional capital to the joint venture, (18) the ability of the company and the third parties on which it relies for information technology system support to prevent and detect security breaches related to cybersecurity and data privacy, (19) changes in U.S. trade policies, and the other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2018 and any subsequently filed Annual Report on Form 10-K, Quarterly Reports on Form 10-Q or the company’s other filings with the Securities and Exchange Commission.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the company continually reviews trends and uncertainties affecting the company’s results or operations and financial condition, the company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.

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O-I Glass, Inc.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended December 31		Year ended December 31
Unaudited	2019	2018	2019	2018
Net sales	$1,628	$1,635	$6,691	$6,877
Cost of goods sold	(1,352)	(1,341)	(5,483)	(5,594)

Gross profit	276	294	1,208	1,283

Selling and administrative expense	(99)	(116)	(439)	(483)
Research, development and engineering expense	(18)	(20)	(68)	(70)
Interest expense, net	(96)	(63)	(311)	(261)
Equity earnings	23	20	78	77
Other expense, net (incl. goodwill impairment)	(21)	(220)	(729)	(269)

Earnings (loss) from continuing operations before income taxes	65	(105)	(261)	277

Provision for income taxes	(32)	(14)	(118)	(108)

Earnings (loss) from continuing operations	33	(119)	(379)	169

Gain (Loss) from discontinued operations (a)	(1)	115	(3)	113

Net earnings (loss)	32	(4)	(382)	282

Net earnings attributable to noncontrolling interests	(1)	(6)	(18)	(25)

Net earnings (loss) attributable to the Company	$31	$(10)	$(400)	$257

Amounts attributable to the Company:
Earnings (loss) from continuing operations	$32	$(125)	$(397)	$144
Gain (loss) from discontinued operations	(1)	115	(3)	113
Net earnings (loss)	$31	$(10)	$(400)	$257

Basic earnings per share:
Earnings (loss) from continuing operations	$0.20	$(0.79)	$(2.56)	$0.90
Gain (loss) from discontinued operations		0.73	(0.02)	0.71
Net earnings (loss)	$0.20	$(0.06)	$(2.58)	$1.61

Weighted average shares outstanding (thousands)	155,747	157,717	155,250	160,125

Diluted earnings per share:
Earnings (loss) from continuing operations	$0.20	$(0.79)	$(2.56)	$0.89
Gain (loss) from discontinued operations		0.72	(0.02)	0.70
Net earnings (loss)	$0.20	$(0.07)	$(2.58)	$1.59

Diluted average shares (thousands)	156,907	157,717	155,250	162,088

(a) In the fourth quarter of 2018, the Company recognized a $115 million gain from discontinued operations as a result of a favorable ruling by the World Bank's International Centre for Settlement of Investment Disputes to reject Venezuela's request to annul the previous award to the Company.

O-I Glass, Inc.

Condensed Consolidated Balance Sheet

(Dollars in millions)

	December 31,	December 31,
Unaudited	2019	2018
Assets
Current assets:
Cash and cash equivalents	$551	$512
Trade receivables, net	621	549
Inventories	1,045	1,018
Prepaid expenses and other current assets	271	278
Total current assets	2,488	2,357

Property, plant and equipment, net	3,273	3,085
Goodwill	1,934	2,513
Intangibles, net	371	400
Other assets	1,544	1,344

Total assets	$9,610	$9,699

Liabilities and Share Owners' Equity
Current liabilities:
Accounts payable	$1,276	$1,321
Short-term loans and long-term debt due within one year	124	160
Current portion of asbestos-related liabilities		160
Other liabilities	595	566
Total current liabilities	1,995	2,207

Long-term debt	5,435	5,181
Asbestos-related liabilities	486	442
Other long-term liabilities	1,130	969
Share owners' equity	564	900

Total liabilities and share owners' equity	$9,610	$9,699

O-I Glass, Inc.

Condensed Consolidated Cash Flow

(Dollars in millions)

	Year ended December 31
Unaudited	2019	2018
Cash flows from operating activities:
Net earnings (loss)	$(382)	$282
Loss (gain) from discontinued operations	3	(113)
Non-cash charges
Depreciation and amortization	509	507
Pension expense	32	32
Restructuring, asset impairment and related charges	69	92
Charges for asbestos-related cost	35	125
Pension settlement charges	26	74
Charge for goodwill impairment	595
Gain on sale of equity investment	(107)
Other asset impairments	22
Cash payments
Pension contributions	(33)	(34)
Asbestos-related payments	(151)	(105)
Cash paid for restructuring activities	(54)	(32)
Change in components of working capital	(176)	15
Other, net (a)	20	(50)
Cash provided by continuing operating activities	408	793
Cash utilized in discontinued operating activities	(3)	(2)
Total cash provided by operating activities	405	791

Cash flows from investing activities:
Cash payments for property, plant and equipment	(426)	(536)
Acquisitions, net of cash acquired	(190)	(123)
Contributions and advances to joint ventures	(22)	(52)
Net cash proceeds on disposal of assets	197	11
Other, net	4	2
Cash utilized in investing activities	(437)	(698)

Cash flows from financing activities:
Changes in borrowings, net	215	140
Issuance of common stock and other	(4)	5
Treasury shares repurchased	(38)	(163)
Payment of finance fees and note repurchase premiums	(85)	(13)
Dividends paid	(31)
Net cash proceeds for hedging activity	28
Distributions to noncontrolling interests	(17)	(22)
Cash provided by (utilized in) financing activities	68	(53)
Effect of exchange rate fluctuations on cash	3	(20)
Change in cash	39	20
Cash at beginning of period	512	492
Cash at end of period	$551	$512

(a)	Other, net includes other non-cash charges plus other changes in non-current assets and liabilities.

O-I Glass, Inc.

Reportable Segment Information

(Dollars in millions)

	Three months ended December 31		Year ended December 31
Unaudited	2019	2018	2019	2018
Net sales:
Americas	$890	$861	$3,622	$3,638
Europe	553	560	2,387	2,489
Asia Pacific	179	184	634	675
Reportable segment totals	1,622	1,605	6,643	6,802

Other	6	30	48	75
Net sales	$1,628	$1,635	$6,691	$6,877

Segment operating profit (a):

Americas	$115	$127	$495	$585
Europe	69	56	317	316
Asia Pacific	16	28	29	44

Reportable segment totals	200	211	841	945

Items excluded from segment operating profit:
Retained corporate costs and other	(26)	(25)	(97)	(106)
Items not considered representative of ongoing operations (b)	(13)	(228)	(694)	(301)

Interest expense, net	(96)	(63)	(311)	(261)
Earnings (loss) from continuing operations before income taxes	$65	$(105)	$(261)	$277

Ratio of earnings (loss) from continuing operations before income taxes to net sales	4.0%	-6.4%	-3.9%	4.0%

Segment operating profit margin (c):

Americas	12.9%	14.8%	13.7%	16.1%
Europe	12.5%	10.0%	13.3%	12.7%
Asia Pacific	8.9%	15.2%	4.6%	6.5%

Reportable segment margin totals	12.3%	13.1%	12.7%	13.9%

(a)	Segment operating profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital. The most directly comparable GAAP financial measure to segment operating profit is earnings from continuing operations before income taxes. The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

(b)	Reference reconciliation to adjusted earnings.

(c)	Segment operating profit margin is segment operating profit divided by segment net sales.

O-I Glass, Inc.

Changes in Net Sales and Segment Operating Profit for Reportable Segments

(Dollars in millions)

	Three months ended December 31,
Unaudited	Americas	Europe	Asia Pacific	Total
Net sales for reportable segments - 2018	$861	$560	$184	$1,605
Effects of changing foreign currency rates (a)	(2)	(12)	(6)	(20)
Price	29	17	(4)	42
Sales volume & mix	2	(12)	5	(5)
Total reconciling items	29	(7)	(5)	17
Net sales for reportable segments - 2019	$890	$553	$179	$1,622

	Three months ended December 31,
	Americas	Europe	Asia Pacific	Total
Segment operating profit - 2018	$127	$56	$28	$211
Effects of changing foreign currency rates (a)	4	(2)	(2)	-
Price	29	18	(4)	43
Sales volume & mix	1	(2)	1	-
Operating costs	(46)	(1)	(7)	(54)
Total reconciling items	(12)	13	(12)	(11)
Segment operating profit - 2019	$115	$69	$16	$200

	Year ended December 31,
	Americas	Europe	Asia Pacific	Total
Net sales for reportable segments - 2018	$3,638	$2,489	$675	$6,802
Effects of changing foreign currency rates (a)	(75)	(129)	(35)	(239)
Price	113	66	(3)	176
Sales volume & mix	(54)	(39)	(3)	(96)
Total reconciling items	(16)	(102)	(41)	(159)
Net sales for reportable segments - 2019	$3,622	$2,387	$634	$6,643

	Year ended December 31,
	Americas	Europe	Asia Pacific	Total
Segment operating profit - 2018	$585	$316	$44	$945
Effects of changing foreign currency rates (a)	(6)	(14)	(4)	(24)
Price	113	66	(3)	176
Sales volume & mix	(8)	(9)	(2)	(19)
Operating costs	(189)	(42)	(6)	(237)
Total reconciling items	(90)	1	(15)	(104)
Segment operating profit - 2019	$495	$317	$29	$841

(a)	Currency effect on net sales and segment operating profit determined by using 2019 foreign currency exchange rates to translate 2018 local currency results.

O-I Glass, Inc.

Reconciliation to Adjusted Earnings

(Dollars in millions, except per share amounts)

The reconciliation below describes the items that management considers not representative of ongoing operations.

	Three months ended December 31		Year ended December 31
Unaudited	2019	2018	2019	2018
Earnings (loss) from continuing operations attributable to the Company	$32	$(125)	$(397)	$144
Items impacting cost of good sold:
Restructuring, asset impairment and other charges				5
Acquisition-related fair value inventory adjustments			1
Items impacting selling and administrative expense:
Restructuring, asset impairment and other charges			2
Items impacting other expense, net:
Charge for goodwill impairment			595
Charges for asbestos-related costs	35	125	35	125
Restructuring, asset impairment and other charges	41	29	111	97
Strategic transaction and corporate modernization costs	31		31
Pension settlement charges	13	74	26	74
Gain on sale of equity investment	(107)		(107)
Items impacting interest expense:
Charges for note repurchase premiums, write-off of finance fees and third party fees	39		65	11
Items impacting income tax:
Net benefit for income tax on items above	(7)	(5)	(13)	(14)
Tax charge recorded for certain tax adjustments	3		3
Items impacting net earnings attributable to noncontrolling interests:
Net impact of noncontrolling interests on items above	(1)	(1)	(1)	(1)
Total adjusting items (non-GAAP)	47	222	748	297

Adjusted earnings (non-GAAP)	$79	$97	$351	$441

Diluted average shares (thousands)	156,907	157,717	155,250	162,088

Earnings (loss) per share from continuing operations (diluted)	$0.20	$(0.79)	$(2.56)	$0.89
Adjusted earnings per share (non-GAAP) (a)	$0.50	$0.61	$2.24	$2.72

(a)	For purposes of computing adjusted earnings per share, the diluted average shares (in thousands) are 159,446 for the three months ended December 31, 2018.
For purposes of computing adjusted earnings per share, the diluted average shares (in thousands) are 156,651 for the year ended December 31, 2019.

The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, adjusted earnings and adjusted earnings per share for the quarter ending March 31, 2020 or the year ending December 31, 2020, to its most directly comparable GAAP financial measure, earnings from continuing operations attributable to the Company, because management cannot reliably predict all of the necessary components of this GAAP financial measure without unreasonable efforts. Earnings from continuing operations attributable to the Company includes several significant items, such as restructuring charges, asset impairment charges, charges for the write-off of finance fees, and the income tax effect on such items. The decisions and events that typically lead to the recognition of these and other similar items are complex and inherently unpredictable, and the amount recognized for each item can vary significantly. Accordingly, the Company is unable to provide a reconciliation of adjusted earnings and adjusted earnings per share to earnings from continuing operations attributable to the Company or address the probable significance of the unavailable information, which could be material to the Company's future financial results.

O-I Glass, Inc.

Reconciliation to Adjusted Free Cash Flow and Free cash Flow

(Dollars in millions)

	2020	2019	2018
Unaudited	Forecast	Actual	Actual
Cash provided by continuing operating activities	$650-$675	$408	$793
Additions to property, plant and equipment	(350-375)	(426)	(536)
Free cash flow (non-GAAP)	$300	$(18)	$257
Asbestos-related payments	(a)	151	105
Adjusted free cash flow (non-GAAP)	n/a	$133	$362

Cash utilized in investing activities	(b)	$(437)	$(698)

Cash provided by (utilized in) financing activities	(b)	$68	$(53)

(a)	Pending a final court determination and settlement, all asbestos-related payments will be suspended.
(b)	Forecasted amounts for full year 2020 are not determinable at this time.

O-I Glass, Inc.

Reconciliation to Net Debt

(Dollars in millions)

	December 31,	December 31,
Unaudited	2019	2018
Total debt	$5,559	$5,341
less - cash and cash equivalents	(551)	(512)
Net debt (non-GAAP)	$5,008	$4,829

For periods beyond December 31, 2019, the Company is unable to present a quantitative reconciliation of its non-GAAP measure, net debt, to its most directly comparable GAAP financial measure, total debt less cash and cash equivalents, because management cannot reliably predict all of the necessary components of this GAAP financial measure without unreasonable efforts.